Exhibit 5.1

LETTERHEAD OF BGC PARTNERS, INC.

March 9, 2018

BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

Re:	BGC Partners, Inc.; Registration Statement on Form S-3 filed on March 9, 2018

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of BGC Partners, Inc. (the “Company”). In connection with the Controlled Equity Offering SM Sales Agreement, dated March 9, 2018 (the “Sales Agreement”), between the Company and Cantor Fitzgerald & Co., pursuant to which the Company may offer and sell up to $300,000,000 of shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), under the Company’s above-referenced Registration Statement on Form S-3 (the “Registration Statement”) from time to time through Cantor Fitzgerald & Co., as the Company’s sales agent under the Sales Agreement, as described in the prospectus contained in the Registration Statement ( the “Prospectus”) filed with the Securities and Exchange Commission (the “SEC”), you have requested my opinion with respect to the matters set forth below.

For the purposes of this opinion letter, I, or attorneys working under my direction (collectively, “we”), have examined the Registration Statement, the Prospectus, the Sales Agreement and the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion letter, we have relied, upon oral and written representations and certificates of officers of the Company.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, that all documents submitted to us as copies are true and correct copies of the originals, the authenticity of the originals of such documents submitted to us as copies, and the legal capacity of all individuals executing any of the foregoing documents.

We have assumed that the Shares will be sold in all events for cash consideration per Share equal to or greater than the par value of the Class A Common Stock. We have also assumed that the Shares will be duly authenticated by the transfer agent and registrar for the Class A Common Stock. We have further assumed that any certificates evidencing the Shares to be issued will be manually signed by one of the authorized officers of the transfer agent and registrar for the Class A Common Stock, registered by such transfer agent and registrar and conform to the specimen Class A Common Stock certificate examined by us evidencing the Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that, when the Shares have been issued, delivered and paid for in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement, the Prospectus and the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

I am a member of the bar of the State of New York, and I do not express any opinion herein concerning any law other than the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the use of my name under the caption “Legal Matters” in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Stephen M. Merkel
Stephen M. Merkel Executive Vice President, General Counsel and Secretary